Exhibit (d)(1)

MANAGEMENT AGREEMENT

 AGREEMENT made as of this 29th day of July, 2026, by and between William Blair ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust named on Schedule A hereto, as such Schedule may be revised from time to time (each, a “Portfolio” and, collectively, the “Portfolios”) and William Blair Investment Management, LLC, a Delaware limited liability company (the “Manager”).

 Whereas, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that wishes to employ the Manager to render investment advisory and management services to the Portfolios, and the Manager is willing to render such services; and

 Whereas, the Manager is an investment adviser registered under the Investment Advisers Act of 1940, as amended, that is willing to manage each Portfolio in the manner, upon the terms and subject to the conditions hereinafter set forth.

 NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

 1.  Employment; Services. The Trust hereby employs the Manager to act as the adviser for the Portfolios hereunder and to manage the investment and reinvestment of the assets of such Portfolios in accordance with applicable investment objectives, policies and restrictions, and to administer its affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Trust for the period and upon the terms herein set forth. The investment of funds shall be subject to all applicable restrictions of the Declaration of Trust and By-Laws of the Trust, as may from time to time be in force.

 The Manager accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services for the Trust, to permit any of its principals or employees to serve without compensation as trustees or officers of the Trust if elected to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Manager shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. It is understood and agreed that the Manager, by separate agreements with the Trust, may also serve the Trust in other capacities. Notwithstanding the foregoing, the Manager may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended, to act as sub-advisers to provide with respect to a Portfolio certain services set forth herein, all as shall be set forth in a written contract to which the Trust, on behalf of a Portfolio, and the Manager shall be parties, which contract shall be subject to approval in accordance with the requirements of the 1940 Act and as such requirements may be modified by rule, regulation or order of the U.S. Securities and Exchange Commission (the “SEC”). Subject always to the discretion and control of the Trustees, the Manager will monitor and oversee each sub-adviser’s management of each Portfolio’s investment operations in accordance with the investment objectives and related investment policies of the Portfolio, as set forth in the Trust’s registration statement with the SEC and review and report to the Trustees periodically on the performance of such sub-adviser.

 2.  Management Fee. For the services and facilities described in Section 1, the Trust will pay to the Manager a management fee based upon an annual percentage of the average daily net assets of each Portfolio, as described in Schedule A hereto.

 The fee payable under this Agreement shall be calculated and accrued for each business day by applying the appropriate annual rates to the net assets of the Portfolio as of the close of the preceding business day, and dividing the sum so computed by the number of business days in the fiscal year. The fee for a given month shall be paid on the first business day of the following month. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Manager to the Trust under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

 3.  Expenses. The Manager undertakes to pay, either itself or through an affiliated company, all expenses involved in the operation of the Portfolios, except the following, which shall be paid by the Portfolios: (i) taxes; (ii) interest expenses with respect to borrowings by the Portfolios; (iii) expenses of printing and mailing proxy materials to shareholders of the Portfolios; (iv) all other expenses incidental to holding meetings of the Portfolios’ shareholders, including proxy solicitations therefor; and (v) such non-recurring and/or extraordinary expenses as may arise, including actions, suits or proceedings to which the Portfolios are or are threatened to be a party and the legal obligation that the Portfolios may have to indemnify the Trust’s Trustees and officers with respect thereto. The Portfolios shall pay their non-operating expenses, including brokerage commissions and fees and expenses associated with the Portfolios’ securities lending program, if applicable. It is understood that service charges billed directly to shareholders of the Portfolios, including charges for creations, exchanges, redemptions, or other services, shall not be payable by the Portfolios or the Manager, but may be received and retained by the Manager or its affiliates.

 The net asset value for each Portfolio shall be calculated in accordance with the provisions of the Trust’s prospectus or at such other time or times as the trustees may determine in accordance with the provisions of the 1940 Act. On each day when the net asset value is not calculated, the net asset value of a share of a Portfolio shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

 4.  Affiliations. Subject to applicable statutes and regulation, it is understood that trustees, officers or agents of the Trust are or may be interested in the Manager as principals, agents or otherwise, and that the principals and agents of the Manager may be interested in the Trust otherwise than as a trustee, officer or agent.

 5.  Limitation of Liability of Manager. The Manager shall not be liable for any error of judgment or of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

 6.  Term; Termination; Amendment. This Agreement shall be effective with respect to each Portfolio as of the date hereof or as of the date on which the Portfolio is added to Schedule A, whichever is later, provided that it shall have been approved by the Trustees and by the shareholders of the Portfolio to the extent required by the 1940 Act and, unless sooner terminated, shall continue in effect until the second anniversary of the date set forth opposite the Portfolio’s name on Schedule A (the “Initial Date”) and for periods of one year thereafter, but only so long as each such one-year period of continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such approval and (b) by a vote of a majority of the Trustees or of a majority of the outstanding voting securities of such Portfolio. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice to the other party, be terminated in its entirety or as to a particular Portfolio at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of the applicable Portfolio, or by the Manager. This Agreement shall automatically terminate with respect to a Portfolio in the event of its assignment with respect to such Portfolio. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

 7.  Amendment. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement with respect to any Portfolio shall be effective until approved (a) by vote of the holders of a majority of that Portfolio’s outstanding voting securities, if so required by the 1940 Act and if relief from such requirement has not been granted to, or may not otherwise be relied upon by, the Trust or the Portfolio, and (b) by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment.

 Notwithstanding the foregoing, this Agreement may be amended at any time to add to a new Portfolio to Schedule A provided such amendment is approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust and have no financial interest in this Agreement.

 8.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

 9.  Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

 10.  Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

 IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed as of the day and year first above written.

WILLIAM BLAIR ETF TRUST

By:	/s/ Lisa Rusch
Lisa Rusch
President

WILLIAM BLAIR INVESTMENT MANAGEMENT LLC

By:	/s/ Robert Kendall
Robert Kendall
Global Head of Investment Management

SCHEDULE A

Portfolio	Fee (Percentage of Annual Average Daily Net Assets)	Initial Date

William Blair Emerging Income ETF	0.65%	July 29, 2026

William Blair International Equity ETF	0.80%	July 29, 2026

William Blair Emerging Markets Equity ETF	0.90%	July 29, 2026

/s/

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